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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

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                                    FORM 15

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Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                       Commission File Number 000-26527

                               AMF Bowling, Inc.
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            (Exact name of registrant as specified in its charter)

                   8100 AMF Drive, Richmond, Virginia 23111
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       Common Stock Subscription Rights
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           (Title of each class of securities covered by this Form)

                   Common Stock, par value $ 0.01 per share
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  (Title of all other classes of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)

  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)  [X]               Rule 12h-3(b)(1)(ii)  [_]

    Rule 12g-4(a)(1)(ii) [_]               Rule 12h-3(b)(2)(i)   [_]

    Rule 12g-4(a)(2)(i)  [_]               Rule 12h-3(b)(2)(ii)  [_]

    Rule 12g-4(a)(2)(ii) [_]               Rule 15d-6            [_]

    Rule 12h-3(b)(1)(i)  [X]

  Approximate number of holders of record as of the certification or notice date: 0

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  Pursuant to the requirements of the Securities Exchange Act of 1934, AMF
Bowling, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated: July 30, 1999

                                          AMF Bowling, Inc.


                                          By: /s/ Roland C. Smith
                                              ---------------------------------
                                              Name:  Roland C. Smith
                                              Title: President and Chief
                                                      Executive Officer